Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 dated August 5, 2024, of our audit report dated April 9, 2024, relating to the consolidated financial statements of Energy Harbor Corp. and Subsidiaries as of and for the years ended December 31, 2023 and 2022.

/s/ UHY LLP

Sterling Heights, Michigan

August 5, 2024